                                                                     Exhibit 2.6

                                                               [LOGO OF APRISMA]
[LOGO OF ENTERASYS]

                            MEMORANDUM OF AGREEMENT
                                   REGARDING
                   APRISMA-ENTERASYS INTER-COMPANY OPERATIONS

                             Dated:   June 3, 2000

     This Memorandum of Agreement ("MOA") contains an agreement between Enterasys Networks, Inc., a Delaware corporation ("Enterasys") and Aprisma Management Technologies, Inc., a Delaware corporation ("Aprisma"). Enterasys and Aprisma (collectively the "Parties") are controlled subsidiaries of Cabletron Systems, Inc., a Delaware corporation ("Cabletron") and maintain various commercial relationships. The Parties or their predecessor divisions have been operating as independent companies since March 1, 2000 in accordance with the provisions described in this MOA and its Exhibits and now wish to formalize the terms and conditions under which they will continue to provide products and services to each other by executing this MOA.

     The Parties intend to agree on and execute one or more definitive Inter-Company Operating Agreements to govern their relationships as soon as practicable. These definitive agreements may contain additional or modified terms and conditions. The Parties agree, however, that this MOA and its Exhibits reflect their agreement with respect to their commercial relationships and contain commitments that shall be legally binding unless and until more definitive Inter-Company Operating Agreements are executed and become effective.

This MOA includes:

     Exhibit A        Basic Terms and Conditions
     Exhibit B        Enterasys Product Development Agreement
     Exhibit C        Aprisma Product Development Agreement
     Exhibit D        Aprisma Product Sale Agreement
     Exhibit E        Aprisma Services Agreement


In Witness Whereof, the Parties have caused this MOA to be executed by their duly authorized representatives:

Enterasys Networks, Inc.                  Aprisma Management Technologies, Inc

By:  /s/ Enrique Fiallo                   By:  /s/ Michael Skubisz
     --------------------------                --------------------------
Name:  Enrique Fiallo                     Name:  Michael Skubisz
       ------------------------                  ------------------------
Title:  President                         Title  President
        -----------------------                  ------------------------

EXHIBIT A      BASIC TERMS AND CONDITIONS

1.  Definitions - Any capitalized terms not defined in this Exhibit shall have
    -----------
    the meanings ascribed to them in the MOA and the other Exhibits thereto. As used in this MOA:

Aprisma Product            means the services and hardware and software products
                           listed on the applicable Aprisma published price list supplied to Enterasys.

Business Days              means weekdays excluding United States federal
                           holidays when those days fall or are celebrated on weekdays.

Claim                      has the meaning set forth in Section 7

Confidential Information   has the meaning set forth in Section 4.

Dispute                    has the meaning set forth in Section 9.

Enterasys Product          means the services and hardware and software products
                           listed on the Enterasys published price list supplied to Aprisma.

Intellectual Property      means all copyrights, trademarks, patents and other
                           intangible property of the Parties.

MOA means this Memorandum of Agreement and all its Exhibits.

Notice                     has the meaning set forth in Section 8.

Orders means orders placed by one Party on the other Party for that Party's Products that include the information required by Section 3.2 or agreed to by the Parties.

Parties Enterasys and Aprisma, each of which may be referred to as a "Party."

Product                    means any Aprisma Product or Enterasys Product.

Territory                  unless otherwise specified in this MOA or agreed by
                           the Parties, the Territory is worldwide.

Transformation Agreement   means the agreement dated June 3, 2000 by and among
                           Cabletron and certain other Cabletron affiliates governing the transformation of Cabletron.

2.  Relationship of the Parties - The Parties shall operate their respective
    ---------------------------
    businesses as if they are independent entities.

3.  Commercial Terms
    ----------------

3.1  Application of Cabletron Standard Licenses and Warranties - All Product
     ---------------------------------------------------------
     warranty terms and all license terms for Products sold hereunder shall be according to Cabletron's then-current standard U.S. warranty or license for the type of product or service in question unless otherwise mutually agreed to by the Parties in writing as an amendment to this MOA and attached hereto as an additional Exhibit. All such warranties and licenses are available from Cabletron upon request.

3.2  Orders - The Party placing an Order ("the Ordering Party") shall submit the
     ------
     Order to the location and in the manner designated by the Party on which the Order is placed (the "Shipping Party"). All Orders are subject to acceptance by the Shipping Party. No additional or different terms on the face or reverse side of any Order, or in any written communication shall supersede the terms of this MOA, unless such terms are agreed upon in advance, set forth in writing, and signed by an authorized signatory of both Parties. Each Order shall contain: (i) a complete list of the Products to be purchased specifying quantity, type, description and purchase price;
     (ii) the delivery date and ship-to location; (iii) the invoicing address; and (iv) any special terms and conditions agreed to in writing by the Parties. Orders may only be placed via electronic document transfer, facsimile, or hard copy. Verbal or telephone orders must be followed promptly by one of the transmission means described above.

3.3  Acceptance and Rejection - Orders may be rejected by a Shipping Party in
     ------------------------
     its reasonable discretion, provided that any Order shall be deemed accepted unless the Shipping Party provides notice of rejection to the Ordering Party within ten (10) Business Days after receipt of the Order. The Ordering Party may request changes to Orders including reschedules and cancellation of either all or portions of a Order, however the Shipping Party reserves the right to offer a different solution, reject the change or cancellation or to accept it and assess a charge of up to five percent (5%) of the Order if the change or cancellation is requested within ten
     (10) days of the scheduled ship date of the Order.

3.4  Invoices and Payment - All payments for Products shall be due and payable
     --------------------
     thirty (30) days after the receipt of the invoice. Should a dispute arise regarding payment of any amount due, the undisputed portion shall be paid within thirty (30) days after the receipt of the invoice. Disputed amounts that remain unpaid for ninety (90) days or more shall be treated as a Dispute under Section 9 hereto and resolved according to the process outlined in Section 9.

3.5  Delivery - The Shipping Party shall deliver Products, Incoterms Ex-Works,
     --------
     the shipping location of the Shipping Party, with the Ordering Party responsible for the cost of freight and insurance. The Shipping Party will use commercially reasonable efforts to deliver all Products pursuant to the Shipping Party's published lead-times, and, whenever possible, to meet requests for expedited delivery in accordance with the delivery date specified in the Order. Products will ship from the regular shipping location closest location to which the Order was submitted, provided the Ordering Party places Orders for delivery within the Shipping Party's published lead-times. Products will be packed and packaged according to the Shipping Party's then current standard packaging methods.

3.6  Special Requests and Changes - If the Ordering Party requests an expedited
     ----------------------------
     delivery of a Product, the Ordering Party shall pay any resulting premium freight and other expedited delivery charges. The Shipping Party reserves the right to schedule, reschedule, or make partial shipments, provided that the Shipping Party shall give the Ordering Party reasonable advance notice of any such scheduled delivery change and the Ordering Party shall agree to any such changes. When Products or component parts are in short supply, or on an industry wide allocation, the Shipping Party will allocate its available inventory and make deliveries on a basis the Shipping Party deems equitable, in its sole discretion, and without liability to the Ordering Party on account of the method of allocation chosen or its implementation. Special packaging or packing requirements shall be quoted by the Shipping Party, and mutually agreed to in advance.

3.7  Carriers - Products will be shipped by a the carrier designated in writing
     --------
     by the Ordering Party, provided that in the absence of any specific shipping instructions from the Ordering Party, the Shipping Party may select the carrier. In no event, however, shall the Shipping Party be liable for the shipment or shall the carrier be deemed an agent or representative of the Shipping Party. The Ordering Party shall be responsible for filing any claims directly with the carrier.

3.8  Taxes - The Ordering Party shall be liable for all taxes, duties, levies,
     -----
     and fees associated with the delivery of the Shipping Party's Products to the Ordering Party, but not including any income taxes owed by the Shipping Party.

4.  Confidentiality - It is anticipated that during the Term of this MOA the
    ---------------
    Parties will exchange Confidential Information (as defined below). For purposes of this Section, the Party disclosing the Confidential Information is the "Discloser" and the Party receiving the Confidential Information is the "Recipient". "Confidential Information" shall include, but not be limited to, information relating to (i) the technical specifications of the Products, (ii) the development, research, testing, marketing and financial activities of the Discloser, (iii) the identity and special needs of the customers or suppliers of the Discloser, and (iv) the people and organizations with whom the Discloser has business relationships and those relationships. All Confidential Information acquired by Recipient or its employees or agents shall remain Discloser's exclusive property, and Recipient shall use its best efforts (which in any event shall not be less than the efforts Recipient takes to ensure the confidentiality of its own proprietary and other confidential information) to keep, and have its employees and agents keep, any and all such information and data confidential, and shall not copy or publish or disclose it to others, or authorize its employees, or agents or anyone else to copy, publish, or disclose it to others, without Discloser's prior written approval, and shall return such information and data to Discloser at its request. Recipient shall only use any Confidential Information in connection with its performance under this MOA. Except as provided herein, upon termination or expiration, a Recipient shall deliver to Discloser all Confidential Information furnished by Discloser, which is then in the possession of the Recipient, and shall not retain copies of the same.

5.  Term and Termination
    --------------------

5.1  Termination of MOA - Either party may terminate this MOA with ninety (90)
     ------------------
     days notice to the other or under Section 10 of the Transformation Agreement. If not otherwise terminated, the terms of this MOA shall remain in effect and binding until the earlier of: (i) the date that a definitive Inter-Company Operating Agreement between the Parties becomes effective; or
     (ii) a date three (3) years from the date hereof.

5.2  Limitation of Liability for Termination - In the event this MOA is
     ---------------------------------------
     terminated, neither Party shall be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or good will of the other Party, or for any other reason relating to or arising from such termination.

6.   Limitation of Liability - NEITHER PARTY SHALL BE LIABLE FOR ANY
     -----------------------
     CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND UNLIQUIDATED INVENTORY), INDIRECT, SPECIAL OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT (I) IN CONNECTION WITH A BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN THIS MOA (II) MISAPPROPRIATION OF INTELLECTUAL PROPERTY AND (III) TO THE EXTENT ANY SUCH DAMAGES ARE A PART OF AN INDEMNIFIED LOSS AGAINST WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO THE OTHER PROVISIONS OF THIS MOA.

7.  Intellectual Property: Permissions, Infringement, and indemnification
    ----------------------------------------------------------------------

7.1  Ownership and Title - The Party owning the Intellectual Property in
     -------------------
     question as of the date hereof shall be considered and remain the "Owning Party" of such Intellectual Property. Nothing herein shall grant to the other Party any right, title or interest in the Intellectual Property of the Owning Party. The Parties acknowledge that any unauthorized use of Intellectual Property will cause immediate and irreparable harm to the Owning Party and shall entitle it to appropriate injunctive relief

7.2  Publicity - Each Party may accurately publicize its business relationships
     ---------
     with the other Party and may advertise the Products that contain Trademarks of the Owning Party of such Trademarks and which the other Party is authorized to sell under this MOA. The Parties agree to use and acknowledge all Trademarks when advertising or referring to the authorized Products. The Owning Party may, at its option, require prior approval of any materials, as to substance, form and style used by the other Party in its advertising. All other permissions or licenses of Intellectual Property shall be agreed to mutually by the Parties in an Exhibit attached hereto.

7.3  Indemnification - Each Party shall indemnify, defend and hold harmless the
     ---------------
     other Party and its affiliates and their respective directors, officers, shareholders, employees and agents from and against any and all claims, demands, suits, actions, judgments, costs and liabilities, including attorneys' fees, relating to or arising out of any allegation that Products furnished under this MOA infringe or violate any patent, copyright, trade secret, trade name, trade dress, mask work, mask rights, trademark or any other proprietary right (a "Claim") and shall pay all costs and damages awarded; provided, the foregoing indemnity shall not apply: (i) to any Claim that arises as a consequence of the combination of the Products not authorized by the Owning Party where such claim would not have occurred but for such combination; or (ii) to any Claim relating to use of a Product following the date on which the Owning Party made available a non-infringing version of such Product. Each Party agrees to promptly notify the Owning Party of such Claim and permit the Owning Party to defend and compromise such Claim provided, the other Party's failure to so notify the Owning Party shall not diminish the Owning Party's indemnity obligations hereunder except to the extent such other Party's delay in notifying the Owning Party materially prejudices the Owning Party's defense of such matter. If an injunction or exclusion order preventing the use of the Products results from such a claim or, if the other Party reasonably believes such an injunction is likely, the Owning Party shall, at its expense, and at the other Party's request, use commercially reasonable efforts to either (i) obtain for the other Party the right to continue using the Products, or (ii) modify the Products to make them non-infringing. In the event that the Owning Party cannot obtain such right for the other Party, or perform such modification the Owning Party shall repurchase all such Products from the other Party at the purchase price, provided that for any Products no longer in the inventory of the other Party or such Party's resellers, the repurchase price will be the purchase price subject to straight line five year depreciation.

8.   NOTICES -Where electronic communication is available, the Parties may
     -------
     communicate with each other by electronic means. The Parties agree that when electronic communications are used, they are the equivalent of written and signed documents except for Notices given under this MOA which if transmitted electronically, shall also be sent via facsimile transmission (with a copy by U.S. mail or overnight courier (signature required)). Notices shall be deemed effective upon receipt or refusal to accept delivery. Routine business communications (such as Product discontinuance announcements and changes to prices) shall not be deemed to be a Notice. All Notices required by this MOA shall be made:

     If to Enterasys:     Enterasys Networks, Inc.
                          35 Industrial Way
                          Rochester, NH 03867
                          Attention:  Enrique Fiallo, President

     With a copy to:      Enterasys Networks, Inc.
                          35 Industrial Way
                          Rochester, NH 03867
                          Attention:  Legal Dept.
                          Fax: 1-603-337-1712

     If to Aprisma:       Aprisma Management Technologies, Inc.
                          121 Technology Drive
                          Durham, NH  03824
                          Attention:  Michael Skubisz, President

     With a copy to:      Aprisma Management Technologies, Inc.
                          486 Amherst Street
                          Nashua, NH  03063
                          Attention: Legal Dept."

     Copies of all Notices provided under this MOA shall simultaneously be given to Cabletron at:

     Cabletron Systems, Inc.
     35 Industrial Way
     Rochester, NH, USA 03867
     Attention: Chief Financial Officer
     Facsimile No. 603-337-2388

     With a copy to:

     Cabletron Systems, Inc
     35 Industrial Way
     Rochester, NH, USA 03867
     Attention: Eric Jaeger
     Facsimile No. 603-337-1518

9.   Dispute Resolution
     ------------------

9.1  Consultation - The Parties shall make good faith efforts to resolve any
     ------------
     dispute arising under this MOA ("Dispute") through consultations between their chief executive officers or their designated representatives. These individuals shall meet in person or speak via conference call for the purposes of resolving the Dispute within seven (7) Business Days of a Notice of the Dispute being received. Notwithstanding the existence of any Dispute, the Parties shall continue to operate under the MOA as if no dispute exists.

9.2  Unresolved Disputes - If the Parties are unable to resolve a Dispute
     -------------------
     through the consultation in 9.1, the Dispute shall be resolved by the Chief Executive Officer of Cabletron or such other officers or directors of Cabletron as the Chief Executive Officer of Cabletron may deem appropriate under the circumstances.

10.  General Terms
     -------------

10.1 Entire Agreement and Amendment - This MOA, its Exhibits and all documents
     ------------------------------
     incorporated by reference, constitute the entire and only understanding between the Parties. Unless otherwise provided herein or in Section 10 of the Transformation Agreement, no amendment or modification to this MOA shall be binding on either Party unless made in writing and signed by duly authorized representatives of both Parties.

10.2 Choice of Laws - This MOA and all Orders for products or services placed
     --------------
     under the terms of this MOA shall be governed by the laws of the State of New Hampshire, regardless of the laws that might otherwise govern under applicable conflict and choice of laws principles.

10.3 Assignment - Except as set forth below, any assignment of this MOA shall be
     ----------
     null and void. Assignment shall include any change in control of a Party. This MOA may be assigned by either Party: (i) in connection with any sale or merger of such Party (or a major group or division of such Party), provided that written notice is provided to the non-assigning Party at least thirty (30) days before such transaction closes; (ii) in whole or in part to one or more wholly owned subsidiaries of the assigning Party; or
     (iii) with the written consent of the non-assigning Party.

10.4 Relationship of the Parties - This MOA creates no relationship of joint
     ---------------------------
     venture, franchise or partnership, and neither Party has the authority to assume or create any obligation or responsibility on behalf of the other Party. Except as expressly provided in this MOA, neither Party shall hold itself out as the representative, agent, franchisee or employee of the other Party.

10.5 Force Majeure - Except in the case of one Party's failure to pay any
     -------------
     amounts due hereunder, neither Party shall be liable for any damages or penalties for delay in delivery nor for failure to give notice when such delay is due to the elements, acts of God, acts of the other Party, acts of civil or military authority, fires, or floods, epidemics, quarantine restrictions, war, riots, strikes, lockouts or other labor disputes, delays in transportation, delays in delivery by vendors, or any other causes, without limitation, which are beyond the reasonable control of the delayed Party. The delivery date shall be considered extended by a period of time equal to the time lost because of any delay, which is excusable under this provision.

10.6 Import and Export Controls - Certain products, services or information that
     --------------------------
     are to be sold, licensed or otherwise provided by one Party to the other pursuant to this MOA may be subject to import or export control laws of the United States government and other governments. Each Party assures the other that the Shipping Party will comply with those regulations at the Shipping Party's expense when ever the Shipping Party exports or re-exports controlled products, controlled technical data or any product produced directly from controlled technical data.

10.7 Waiver or Severability - No provision of this MOA shall be deemed to have
     ----------------------
     been waived because a Party fails to enforce the provision. If any term of this MOA shall be declared illegal, invalid or unenforceable, such term shall be construed to be enforceable to the maximum extent permitted and, if not so construable, shall be deemed deleted from this MOA, provided that if such construction or deletion substantially alters the commercial basis of this MOA, the Parties shall negotiate in good faith to amend the terms of this MOA to give effect to their original intent.

10.8 Survival - Appropriate provisions of this MOA, including but not limited to
     --------
     the following shall survive after the Term has expired: Sections 3, 4, 6, 7, 9 and 10.

                                End of Exhibit A
                                ----------------

EXHIBIT B  ENTERASYS PRODUCT DEVELOPMENT AGREEMENT

Any capitalized terms not defined in this Exhibit shall have the meanings ascribed to them in the MOA and the other Exhibits thereto. This Exhibit, together with the MOA, governs the sale of Enterasys Products to Aprisma for internal development purposes. Definitions are contained in Section 3 below.

1.  PRICES & DISCOUNTS:
    -------------------

Enterasys agrees to sell Enterasys Products to Aprisma, exclusively for development and internal use purposes, at Landed Cost.

2.  RESALE RESTRICTIONS:
    --------------------

Enterasys Products sold under this Exhibit are for internal use only and Aprisma may not resell these products.

3.  CERTAIN DEFINED TERMS:
    ---------------------

Capitalized terms not defined herein shall have the meaning ascribed to them in the MOA and its other Exhibits.

Landed Cost shall mean the cost to the Partner Subsidiary producing the product,
-----------
to produce such Product and deliver it to the Ordering Party (as defined in
Section 3.2 of Exhibit A) according to the delivery terms outlined in Exhibit A.
               ---------

EXHIBIT C  APRISMA PRODUCT DEVELOPMENT AGREEMENT

Any capitalized terms not defined in this Exhibit shall have the meanings ascribed to them in the MOA and the other Exhibits thereto. This Exhibit, together with the MOA, governs the sale of Aprisma Products to Enterasys for internal development purposes. Definitions are contained in Section 3 below.

1.  PRICES & DISCOUNTS:
    -------------------

Aprisma agrees to sell Aprisma Products to Enterasys, exclusively for development and internal use purposes, at an eighty percent (80%) discount off of Aprisma List Price.

2.  RESALE RESTRICTIONS:
    --------------------

Aprisma Products sold under this Exhibit are for internal use only and Enterasys may not resell these products.

3.  CERTAIN DEFINED TERMS:
    ---------------------

Capitalized terms not defined herein shall have the meaning ascribed to them in the MOA and its other Exhibits.

Aprisma List Price shall mean the prices published on the applicable Aprisma
------------------
Price List.

Aprisma Price List shall mean the applicable price list supplied to Enterasys by
------------------
Aprisma.

EXHIBIT D  APRISMA PRODUCTS SALE AGREEMENT

Any capitalized terms not defined in this Exhibit shall have the meanings ascribed to them in the MOA and the other Exhibits thereto. This Exhibit, together with the MOA, governs the sale of Aprisma Products by Enterasys. Definitions are contained in Section 4 below.

1.  PRICES & PROCESSING FEES:
    -------------------------

A. APRISMA PRODUCTS: Enterasys agrees to assist Aprisma in the sale of Aprisma Products. For the purposes of this Exhibit D, assisting in the sale of Aprisma
                                    ---------
Products shall include, without limitation, marketing and distributing the Aprisma Products through direct sales to End User Customers. In consideration of Enterasys' sales efforts, Aprisma will pay Enterasys a quarterly processing fee based on the net revenue from Aprisma Products and Third Party Products (taken together) sold directly as a result of Enterasys' assistance in connection with such sales, according to Table 1 below. As long as the Parties are Cabletron affiliates, the discount offered by Enterasys on the sale of Aprisma Products (excluding Third Party Products) shall not be greater than thirty percent (30%). Should Enterasys offer a discount to an End User Customer greater than thirty percent (30%) off the Aprisma List Price, the amount of the discount above thirty percent (30%) will be responsibility of Enterasys. All sales of Aprisma Products, including sales of Third Party Products pursuant to Paragraph B below, shall provide for payment to Aprisma net thirty (30) days from the date of invoice.

B. THIRD PARTY PRODUCTS: In connection with the sale of Aprisma Products, Enterasys agrees to assist Aprisma in the sale of Third Party Products to End User Customers. In consideration of Enterasys' sales efforts with respect to Third Party Products, Aprisma will pay Enterasys a quarterly processing fee based on the net revenue from Third Party Products and Aprisma Products (taken together) sold directly as a result of Enterasys' assistance in connection with such sales, according to Table 1 below. As long as the Parties are Cabletron affiliates, the discount offered by Enterasys on the sale of Third Party Products shall not be greater than fifteen percent (15%). Should Enterasys offer a discount to the End User Customer greater than the fifteen percent (15%) off the Aprisma List Price for the Third Party Product, the amount of the discount above fifteen percent (15%) will be responsibility of Enterasys.

TABLE 1

QUARTERLY NET REVENUE FROM APRISMA PRODUCTS AND
THIRD PARTY PRODUCTS SOLD TO END USER CUSTOMERS      QUARTERLY PROCESSING FEE

              $0 - $4,999,999                               $600,000
              $5,000,000-6,000,000                          $720,000
              $6,000,000-7,000,000                          $840,000
              $7,000,000-8,000,000                          $960,000
              $8,000,000-9,000,000                          $1,080,000
              $9,000,000-10,000,000                         $1,200,000
              10,000,000 AND ABOVE                          12% OF NET REVENUE

2.  TRAINING:
    ---------

A. SALES TRAINING: Aprisma agrees to provide to Enterasys all Sales Training free of charge.

B. PRE-SALES TRAINING: Aprisma agrees to provide to Enterasys Pre-Sales Training at no charge for up to one hundred (100) people who register within 120 days of execution of the MOA.

C. INTERNAL TECHNICAL TRAINING: Aprisma agrees to provide Internal Technical Training to Enterasys employees at a twenty five percent (25%) discount off of Aprisma List Price.

D. CUSTOMER USE TRAINING: Aprisma agrees to provide Customer Use Training to Enterasys End User Customers at ten percent (10%) discount off of Aprisma List Price.

3.  MARKETING DEVELOPMENT FUNDS:
    ----------------------------

Enterasys shall accrue Marketing Development Funds in the amount of two percent (2%) of Enterasys's previous Fiscal Quarter's Net Revenues on sales assisted by Enterasys under this MOA, with no exceptions.

4.  CERTAIN DEFINED TERMS:
    -----------------------

Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement and its other Exhibits.

Aprisma List Price shall mean the prices published on the applicable Aprisma
------------------
Price List.

Aprisma Price List shall mean the applicable price list supplied to Enterasys by
------------------
Aprisma.

End User Customer shall mean the Customer which purchases the Products directly
-----------------
from Enterasys for its specific ownership and internal use.

Fiscal Quarter shall mean the Aprisma Fiscal Quarters in any given year as
--------------
determined by Aprisma.

Fiscal Quarter Net Revenue shall mean the total of all revenue from all invoices
--------------------------
placed by Enterasys with Aprisma for Aprisma Products and Third-Party Products actually shipped prior to the last date of such Aprisma Fiscal Quarter, subtracting any Returns.

Marketing Development Funds or "MDF" shall mean funds pre-approved by Aprisma
------------------------------------
which may be utilized by Enterasys exclusively for the business and marketing activities related to Aprisma Products.

Returns shall mean any Aprisma Products returned to Aprisma by Enterasys within
-------
the most recently completed Aprisma Fiscal Quarter.

Sales Engineers shall mean Enterasys employees that resell Aprisma product to
---------------
End-User customers.

Sale Representative shall mean an Enterasys employee that directly sells to the
-------------------
End User Customer.

Third Party Products shall mean any product listed or marked as a third-party
--------------------
product on the applicable Aprisma Price List.

Training shall mean training of Enterasys employees offered by Aprisma under
--------
this Exhibit as follows:

Customer Use Training shall mean training given to an End User Customer of
---------------------
Aprisma Products.

Internal Technical Training shall mean training for Enterasys employees for non-
---------------------------
sales related use of Aprisma Products by Enterasys.

Pre-Sales Training shall mean training given to Sales Engineers regarding design
------------------
and deployment of Aprisma Products.

Sales Training shall mean training to Sales Representatives for sales to the End
--------------
User Customer.

EXHIBIT E  APRISMA SERVICES AGREEMENT

Any capitalized terms not defined in this Exhibit shall have the meanings ascribed to them in the MOA and the other Exhibits thereto. This Exhibit, together with the MOA, governs the sale of Aprisma Services by Enterasys. Definitions are contained in Section 3 below.

1.  PRICES & PROCESSING FEES:
    -------------------------

A. APRISMA SERVICES: Enterasys will assist Aprisma in the sale of Aprisma Services to End User Customers. For the purposes of this Exhibit D, assisting in
                                                         ---------
the sale of Aprisma Services shall include, without limitation, marketing and distributing the Aprisma Services through direct sales to End User Customers.
In consideration of Enterasys' sales efforts, Aprisma will pay Enterasys a quarterly processing fee based on the volume of AP1 sold directly as a result of Enterasys' assistance in connection with such sales, according to Table 1 below. As long as the Parties are affiliates of Cabletron, the discount offered shall not be greater than fifteen percent (15%). Any discount issued by Enterasys to an End User Customer greater than fifteen percent (15%) off the Aprisma List Price will be responsibility of Enterasys.

TABLE 1

QUARTERLY NET REVENUE FROM AP1              QUARTERLY PROCESSING FEE
SOLD TO END USER CUSTOMERS

   $0 - $4,999,999                                 $  600,000
   $5,000,000-6,000,000                            $  720,000
   $6,000,000-7,000,000                            $  840,000
   $7,000,000-8,000,000                            $  960,000
   $8,000,000-9,000,000                            $1,080,000
   $9,000,000-10,000,000                           $1,200,000
   10,000,000 AND ABOVE                            12% OF NET REVENUE



B. GTAC SERVICES: For Service Contracts where Enterasys will provide GTAC Services, Aprisma agrees to pay Enterasys an aggregate amount equal to the lesser of: (i) $ 262,750 or (ii) the actual cost to Enterasys, per Aprisma Fiscal Quarter, for actual GTAC Services delivered to End User Customers by Enterasys under such Service Contracts

2.  SPECIAL TERMS:
    --------------

The Parties agree to comply with the special terms detailed below provided that no such term shall alter the terms of the Agreement, or any other Exhibit to the Agreement.

  1) Enterasys hereby agrees to provide GTAC Services to all End User Customers under this MOA.

3.  CERTAIN DEFINED TERMS:
    ---------------------

Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement and its other Exhibits.

Aprisma Services or "AP1" shall mean Level 1, Level 2, Level 3 and Level 4
-------------------------
Support and Software Support, or other Aprisma services added at Aprisma's discretion.

End User Customer shall mean the customer which purchases AP1 directly for its
-----------------
specific ownership and internal use.

Fiscal Quarter shall mean the Aprisma Fiscal Quarters in any given year as
--------------
determined by Aprisma.

GTAC Services shall mean End User Customer Level 1 and Level 2 Support provided
-------------
by Enterasys on Aprisma Products.

Level 1 Support shall mean the work performed in response to an End User
---------------
Customer's notification of a suspected problem. The services include, but may not be limited to, call logging and validation, determination whether solution is contained in technical information, and a review of a symptom/solutions database for known resolutions.

Level 2 Support shall mean specialist-level technical support, which may include
---------------
problem isolation, lab simulations, analysis of network traces, and remote diagnostics.

Level 3 Support shall mean specialist-level technical support and engineering
---------------
support provided to assist in the determination of a problem and to deliver a resolution

Level 4 Support shall mean up technical and engineering support provided to
---------------
assist in the determination of a problem and to deliver a resolution, including on-site troubleshooting, if the situation so requires.

Service Contract shall mean an executed contract for Aprisma Services with an
----------------
End User Customer.

Service Contract Net Revenue shall mean all revenue to Enterasys on a service
----------------------------
contract.

Software Support shall mean bugs fixes, and revisions including
----------------
enhancements/feature upgrades to Aprisma Products.